Exhibit 3.216

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHARTER FIBERLINK OR-CCVII, LLC

(a Delaware Limited Liability Company)

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended from time to time, this “Agreement”) is entered into as of November 30, 2009 by CC VII Fiberlink, LLC, a Delaware limited liability company (“CCVII FIB”), as the sole member of Charter Fiberlink OR-CCVII, LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company is governed by that certain Limited Liability Company Agreement dated as of December 5, 2003, as amended (the “Prior Agreement”); and

WHEREAS, CCVII FIB, as the sole member of the Company, wishes to amend and restate the Prior Agreement in compliance with the requirements of the Joint Plan.

NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the party hereby agrees as follows:

SECTION 1. General.

(a) Formation. Effective as of the date and time of filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et. seq., as amended from time to time (the “Act”). Except as expressly provided herein, the rights and obligations of the Members (as defined in Section 1(h)) in connection with the regulation and management of the Company shall be governed by the Act.

(b) Name. The name of the Company shall be Charter Fiberlink OR-CCVII, LLC. The business of the Company shall be conducted under such name or any other name or names that the Manager (as defined in Section 4(a)(i) hereof) shall determine from time to time.

(c) Registered Agent. The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name and address of the registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The registered office or registered agent of the Company may be changed from time to time by the Manager.

(d) Principal Office. The principal place of business of the Company shall be at 12405 Powerscourt Drive, St. Louis, MO 63131. At any time, the Manager may change the location of the Company’s principal place of business.

(e) Term. The term of the Company commenced on the date of the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Company will have perpetual existence until dissolved and its affairs wound up in accordance with the provisions of this Agreement.

(f) Certificate of Formation. The execution of the Certificate of Formation and the filing thereof in the office of the Secretary of State of the State of Delaware are hereby ratified, confirmed and approved.

(g) Qualification; Registration. The Manager shall cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company transacts business and in which such qualification, formation or registration is required or desirable. The Manager, as an authorized person within the meaning of the Act, shall execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

(h) Voting. Each member of the Company (if there is only one member of the Company, the “Member”; or if there are more than one, the “Members”) shall have one vote in respect of any vote, approval, consent or ratification of any action (a “Vote”) for each one percentage point of Percentage Interest (as defined in Section 7) held by such Member (totaling 100 Votes for all Members) (any fraction of such a percentage point shall be entitled to an equivalent fraction of a Vote). Any vote, approval, consent or ratification as to any matter under the Act or this Agreement by a Member may be evidenced by such Member’s execution of any document or agreement (including this Agreement or an amendment hereto) which would otherwise require as a precondition to its effectiveness such vote, approval, consent or ratification of the Members.

Notwithstanding anything to the contrary in this Operating Agreement, the Company shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. §1123(a)(6)). The prohibition on the issuance of nonvoting equity securities is included in this Operating Agreement in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. §1123(a)(6)).

SECTION 2. Purposes. The Company was formed for the object and purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

SECTION 3. Powers. The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purposes and all other powers conferred upon a limited liability company pursuant to the Act.

SECTION 4. Management.

(a) Management by Manager.

i) CCVII FIB, as the sole member of the Company, hereby elects Charter Communications, Inc., a Delaware corporation (“CCI”), or its successor-in-interest that acquires directly or indirectly substantially all of the assets or business of CCI, as the Company’s manager (the “Manager”). CCI shall be the Manager until a simple majority of the Votes elects otherwise. No additional person may be elected as Manager without the approval of a simple majority of the Votes (for purposes of this Agreement, to the extent the context requires, the term “person” refers to both individuals and entities). Except as otherwise required by applicable law and as provided below with respect to the Manager’s board of directors (the “Board”), the powers of the Company shall at all times be exercised by or under the authority of, and the business, property and affairs of the Company shall be managed by, or under the direction of, the Manager. The Manager is a “manager” of the Company within the meaning of the Act. Any person appointed as Manager shall accept its appointment by execution of a consent to this Agreement.

ii) The Manager shall be authorized to elect, remove or replace directors and officers of the Company, who shall have such authority with respect to the management of the business and affairs of the Company as set forth herein or as otherwise specified by the Manager in the resolution or resolutions pursuant to which such directors or officers were elected.

iii) Except as otherwise required by this Agreement or applicable law, the Manager shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Company without the consent of any Member or other person.

iv) No annual or regular meetings of the Manager or the Members are required. The Manager may, by written consent, take any action which it is otherwise required or permitted to take at a meeting.

v) The Manager’s duty of care in the discharge of its duties to the Company and the Members is limited to discharging its duties pursuant to this Agreement in good faith, with the care a director of a Delaware corporation would exercise under similar circumstances, in the manner it reasonably believes to be in the best interests of the Company and its Members.

vi) Except as required by the Act, no Manager shall be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations under a judgment, decree or order of a court, solely by reason of being a manager of the Company.

(b) Consent Required. The affirmative vote, approval, consent or ratification of the Manager shall be required to:

(1) alter the primary purposes of the Company as set forth in Section 2;

(2) issue membership interests in the Company to any Person and admit such Person as a member;

(3) do any act in contravention of this Agreement or any resolution of the members, or cause the Company to engage in any business not authorized by the Certificate or the terms of this Agreement or that which would make it impossible to carry on the usual course of business of the Company;

(4) enter into or amend any agreement which provides for the management of the business or affairs of the Company by a person other than the Manager;

(5) change or reorganize the Company into any other legal form;

(6) amend this Agreement;

(7) approve a merger or consolidation with another person;

(8) sell all or substantially all of the assets of the Company;

(9) change the status of the Company from one in which management is vested in the Manager to one in which management is vested in the members or in any other manager, other than as may be delegated to the Board and the officers hereunder;

(10) possess any Company property or assign the rights of the Company in specific Company property for other than a Company purpose;

(11) operate the Company in such a manner that the Company becomes an “investment company” for purposes of the Investment Company Act of 1940;

(12) except as otherwise provided or contemplated herein, enter into any agreement to acquire property or services from any person who is a director or officer of the Company;

(13) settle any litigation or arbitration with any third party, any Member, or any affiliate of any Member, except for any litigation or arbitration brought or defended in the ordinary course of business where the present value of the total settlement amount or damages will not exceed $5,000,000;

(14) materially change any of the tax reporting positions or elections of the Company;

(15) make or commit to any expenditures which, individually or in the aggregate, exceed or are reasonably expected to exceed the Company’s total budget (as approved by the Manager) by the greater of 5% of such budget or Five Million Dollars ($5,000,000); or

(16) make or incur any secured or unsecured indebtedness which, individually or in the aggregate, exceeds Five Million Dollars ($5,000,000), provided that this restriction shall not apply to (i) any refinancing of or amendment to existing indebtedness which does not increase total borrowing, (ii) any indebtedness to (or guarantee of indebtedness of) any company controlled by or under common control with the Company (“Intercompany Indebtedness”), (iii) the pledge of any assets to support any otherwise permissible indebtedness of the Company or any Intercompany Indebtedness or (iv) indebtedness necessary to finance a transaction or purchase approved by the Manager.

SECTION 5. Officers.

(a) Officers. The Company shall have such officers as may be necessary or desirable for the business of the Company. The officers may include a Chairman of the Board, a President, a Treasurer and a Secretary, and such other additional officers, including one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers as the Manager, the Board, the Chairman of the Board, or the President may from time to time elect. Any two or more offices may be held by the same individual. The initial officers are set forth on Exhibit A.

(b) Election and Term. The President, Treasurer and Secretary shall, and the Chairman of the Board may, be appointed by and shall hold office at the pleasure of the Manager or the Board. The Manager, the Board, or the President may each appoint such other officers and agents as such person shall deem desirable, who shall hold office at the pleasure of the Manager, the Board, or the President, and who shall have such authority and shall perform such duties as from time to time shall, subject to the provisions of Section 5(d) hereof, be prescribed by the Manager, the Board, or the President.

(c) Removal. Any officer may be removed by the action of the Manager or the action of at least a majority of the directors then in office, with or without cause, for any reason or for no reason. Any officer other than the Chairman of the Board, the President, the Treasurer or the Secretary may also be removed by the Chairman of the Board or the President, with or without cause, for any reason or for no reason.

(d) Duties and Authority of Officers.

i) President. The President shall be the chief executive officer and (if no other person has been appointed as such) the chief operating officer of the Company; shall (unless the Chairman of the Board elects otherwise) preside at all meetings of the Members and Board; shall have general supervision and active management of the business and finances of the Company; and shall see that all orders and resolutions of the Board or the Manager are carried into effect; subject, however, to the right of the directors to delegate any specific powers to any other officer or officers. In the absence of direction by the Manager, Board, or the Chairman of the Board to the contrary, the President shall have the power to vote all securities held by the Company and to issue proxies therefor. In the absence or disability of the President, the

Chairman of the Board (if any) or, if there is no Chairman of the Board, the most senior available officer appointed by the Manager or the Board shall perform the duties and exercise the powers of the President with the same force and effect as if performed by the President, and shall be subject to all restrictions imposed upon him.

ii) Vice President. Each Vice President, if any, shall perform such duties as shall be assigned to such person and shall exercise such powers as may be granted to such person by the Manager, the Board or by the President of the Company. In the absence of direction by the Manager, the Board or the President to the contrary, any Vice President shall have the power to vote all securities held by the Company and to issue proxies therefor.

iii) Secretary. The Secretary shall give, or cause to be given, a notice as required of all meetings of the Members and of the Board. The Secretary shall keep or cause to be kept, at the principal executive office of the Company or such other place as the Board may direct, a book of minutes of all meetings and actions of directors and Members. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at Board meetings, the number of Votes present or represented at Members’ meetings, and the proceedings thereof. The Secretary shall perform such other duties as may be prescribed from time to time by the Manager or the Board and may be assisted in his or her duties by any Assistant Secretary who shall have the same powers of the Secretary in absence of the Secretary.

iv) Treasurer. The Treasurer shall have custody of the Company funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books of the Company to be maintained for such purpose; shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in depositories designated by the Manager or the Board; and shall disburse the funds of the Company as may be ordered by the Manager or the Board.

v) Chairman of the Board. The Chairman of the Board, if any, shall perform such duties as shall be assigned, and shall exercise such powers as may be granted to him or her by the Manager or the Board.

vi) Authority of Officers. The officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Manager or the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the officers taken in accordance with such powers shall bind the Company.

SECTION 6. Members.

(a) Members. The Members of the Company shall be set forth on Exhibit B hereto as amended from time to time. At the date hereof, CCVII FIB is the sole Member. CCVII FIB is not required to make any capital contribution to the Company; however, CCVII FIB may make capital contributions to the Company at any time in its sole discretion (for which its capital account balance shall be appropriately increased). Each Member shall have a capital account in the Company, the balance of which is to be determined in accordance with the principles of

Treasury Regulation section 1.704-1(b)(2)(iv). The provisions of this Agreement, including this Section 6, are intended to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company. Notwithstanding anything to the contrary in this Agreement, CCVII FIB shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company.

(b) Admission of Members. Other persons may be admitted as Members from time to time pursuant to the provisions of this Agreement. If an admission of a new Member results in the Company having more than one Member, this Agreement shall be amended in accordance with the provisions of Section 15(b) to establish the rights and responsibilities of the Members and to govern their relationships.

(c) Limited Liability. Except as required by the Act, no Member shall be liable for the debts, liabilities and obligations of the Company, including without limitation any debts, liabilities and obligations of the Company under a judgment, decree or order of a court, solely by reason of being a member of the Company.

(d) Competing Activities. Notwithstanding any duty otherwise existing at law or in equity, (i) neither a Member nor a Manager of the Company, or any of their respective affiliates, partners, members, shareholders, directors, managers, officers or employees, shall be expressly or impliedly restricted or prohibited solely by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever and (ii) except as otherwise agreed in writing or by written Company policy, each Member and Manager of the Company, and their respective affiliates, partners, members, shareholders, directors, managers, officers and employees, shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including activities and business ventures in direct competition with the Company.

(e) Bankruptcy. Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in the Act) of a Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the Company shall continue without dissolution.

SECTION 7. Percentage Interests. For purposes of this Agreement, “Percentage Interest” shall mean with respect to any Member as of any date the proportion (expressed as a percentage) of the respective capital account balance of such Member to the capital account balances of all Members. So long as CCVII FIB is the sole member of the Company, CCVII FIB’s Percentage Interest shall be 100 percent.

SECTION 8. Distributions. The Company may from time to time distribute to the Members such amounts in cash and other assets as shall be determined by the Members acting by simple majority of the Votes. Each such distribution (other than liquidating distributions) shall be divided among the Members in accordance with their respective Percentage Interests. Liquidating distributions shall be made to the Members in accordance with their respective positive capital account balances. Each Member shall be entitled to look solely to the assets of the Company for the return of such Member’s positive capital account balance. Notwithstanding that the assets of the Company remaining after payment of or due provision for all debts, liabilities, and obligations of the Company may be insufficient to return the capital contributions or share of the Company’s profits reflected in such Member’s positive capital account balance, a Member shall have no recourse against the Company or any other Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Members on account of their interest in the Company if such distribution would violate the Act or any other applicable law.

SECTION 9. Allocations. The profits and losses of the Company shall be allocated to the Members in accordance with their Percentage Interests from time to time.

SECTION 10. Dissolution; Winding Up.

(a) Dissolution. The Company shall be dissolved upon (i) the adoption of a plan of dissolution by the Members acting by unanimity of the Votes and the approval of the Manager or (ii) the occurrence of any other event required to cause the dissolution of the Company under the Act.

(b) Effective Date of Dissolution. Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Act and the Certificate is cancelled.

(c) Winding Up. Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the Manager shall immediately commence to wind up the affairs of the Company in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Company, the Manager may, to the fullest extent permitted by law, take any and all actions that it determines in its sole discretion to be in the best interests of the Members, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company’s intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonable provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of claims against the Company so as to enable the Manager to minimize the losses that may result from a liquidation.

SECTION 11. Transfer. At such time as the Company has more than one Member, no Member shall transfer (whether by sale, assignment, gift, pledge, hypothecation, mortgage, exchange or otherwise) all or any part of his, her or its limited liability company interest in the Company to any other person without the prior written consent of each of the other Members; provided, however, that this Section 11 shall not restrict the ability of any Member to transfer (at any time) all or a portion of its limited liability company interest in the Company to another Member. Upon the transfer of a Member’s limited liability company interest, the Manager shall provide notice of such transfer to each of the other Members and shall amend Exhibit B hereto to reflect the transfer.

SECTION 12. Admission of Additional Members. The admission of additional or substitute Members to the Company shall be accomplished by the amendment of this Agreement, including Exhibit B, in accordance with the provisions of Section 15(b), pursuant to which amendment each additional or substitute Member shall agree to become bound by this Agreement.

SECTION 13. Tax Matters. As of the date of this Agreement, the Company is a single-owner entity for United States federal tax purposes. So long as the Company is a single-owner entity for federal income tax purposes, it is intended that for federal, state and local income tax purposes the Company be disregarded as an entity separate from its owner for income tax purposes and its activities be treated as a division of such owner. In the event that the Company has two or more Members for federal income tax purposes, it is intended that (i) the Company shall be treated as a partnership for federal, state and local income tax purposes, and the Members shall not take any position or make any election, in a tax return or otherwise, inconsistent therewith and (ii) this Agreement will be amended to provide for appropriate book and tax allocations pursuant to subchapter K of the Internal Revenue Code of 1986, as amended.

SECTION 14. Exculpation and Indemnification.

(a) Exculpation. Neither the Members, the Manager, the directors of the Company, the officers of the Company, their respective affiliates, nor any person who at any time shall serve, or shall have served, as a director, officer, employee or other agent of any such Members, Manager, directors, officers, or affiliates and who, in such capacity, shall engage, or shall have engaged, in activities on behalf of the Company (a “Specified Agent”) shall be liable, in damages or otherwise, to the Company or to any Member for, and neither the Company nor any Member shall take any action against such Members, Manager, directors, officers, affiliates or Specified Agent, in respect of any loss which arises out of any acts or omissions performed or omitted by such person pursuant to the authority granted by this Agreement, or otherwise performed on behalf of the Company, if such Member, Manager, director, officer, affiliate, or Specified Agent, as applicable, in good faith, determined that such course of conduct was in the best interests of the Company and within the scope of authority conferred on such person by this Agreement or approved by the Manager. Each Member shall look solely to the assets of the Company for return of such Member’s investment, and if the property of the Company remaining after the discharge of the debts and liabilities of the Company is insufficient to return such investment, each Member shall have no recourse against the Company, the other Members or their affiliates, except as expressly provided herein; provided, however, that the foregoing shall not relieve any Member or the Manager of any fiduciary duty, duty of care or duty of fair dealing to the Members that it may have hereunder or under applicable law.

(b) Indemnification. In any threatened, pending or completed claim, action, suit or proceeding to which a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent was or is a party or is threatened to be made a party by reason of the fact that such person is or was engaged in activities on behalf of the Company, including without limitation any action or proceeding brought under the Securities

Act of 1933, as amended, against a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates, or any Specified Agent relating to the Company, the Company shall to the fullest extent permitted by law indemnify and hold harmless the Members, Manager, directors of the Company, officers of the Company, their respective affiliates, and any such Specified Agents against losses, damages, expenses (including attorneys’ fees), judgments and amounts paid in settlement actually and reasonably incurred by or in connection with such claim, action, suit or proceeding; provided, however, that none of the Members, Managers, directors of the Company, officers of the Company, their respective affiliates or any Specified Agent shall be indemnified for actions constituting bad faith, willful misconduct, or fraud. Any act or omission by any such Member, Manager, director, officer, or any such affiliate or Specified Agent, if done in reliance upon the opinion of independent legal counsel or public accountants selected with reasonable care by such Member, Manager, director, officer, or any such affiliate or Specified Agent, as applicable, shall not constitute bad faith, willful misconduct, or fraud on the part of such Member, Manager, director, officer, or any such affiliate or Specified Agent.

(c) No Presumption. The termination of any claim, action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that any act or failure to act by a Member, a Manager, a director of the Company, any officer of the Company, their respective affiliates or any Specified Agent constituted bad faith, willful misconduct or fraud under this Agreement.

(d) Limitation on Indemnification. Any such indemnification under this Section 14 shall be recoverable only out of the assets of the Company and not from the Members.

(e) Reliance on the Agreement. To the extent that, at law or in equity, a Member, Manager, director of the Company, officer of the Company or any Specified Agent has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any Member or other person bound by this Agreement, such Member, Manager, director, officer or any Specified Agent acting under this Agreement shall not be liable to the Company or to any Member or other person bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member, Manager, director of the Company, officer of the Company or any Specified Agent otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member, Manager, director or officer or any Specified Agent.

SECTION 15. Miscellaneous.

(a) Certificate of Limited Liability Company Interest. A Member’s limited liability company interest may be evidenced by a certificate of limited liability company interest executed by the Manager or an officer in such form as the Manager may approve; provided that such certificate of limited liability company interest shall not bear a legend that causes such limited liability company interest to constitute a security under Article 8 (including Section 8-103) of the Uniform Commercial Code as enacted and in effect in the State of Delaware, or the corresponding statute of any other applicable jurisdiction.

(b) Amendment. The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by each Member. No failure or delay on the part of any Member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

(c) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

(e) Severability. In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

(f) Multiple Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and replaces any prior or contemporaneous understandings.

(h) Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules (as defined below), (i) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (ii) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Section 15(h), “Default Rule” shall mean a rule stated in the Act which applies except to the extent it may be negated or modified through the provisions of a limited liability company’s Limited Liability Company Agreement.

IN WITNESS WHEREOF, the party has caused this Agreement to be duly executed on the date first above written.

CC VII FIBERLINK, LLC

By:	/s/ Richard R. Dykhouse
Richard R. Dykhouse
Vice President, Associate General
Counsel and Corporate Secretary

Accepting its appointment as the Company’s Manager subject to the provisions of this Agreement and agreeing to be bound by this Agreement:

CHARTER COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ Richard R. Dykhouse
Richard R. Dykhouse
Vice President, Associate General
Counsel and Corporate Secretary

EXHIBIT A

Officers

Neil Smit	President and Chief Executive Officer

Michael J. Lovett	Executive Vice President and Chief Operating Officer

Grier C. Raclin	Executive Vice President and Chief Administrative Officer

Marwan Fawaz	Executive Vice President and Chief Technology Officer

Eloise E. Schmitz	Executive Vice President and Chief Financial Officer

Ted W. Schremp	Executive Vice President and Chief Marketing Officer

Gregory L. Doody	Executive Vice President and General Counsel

Steven E. Apodaca	Senior Vice President – Division President/West Operations

Joshua L. Jamison	Senior Vice President – Division President/East Operations

Greg S. Rigdon	Senior Vice President – Corporate Development

Jay E. Carlson	Senior Vice President – Information Technology

Joseph R. Stackhouse	Senior Vice President – Customer Operations

Kevin D. Howard	Senior Vice President – Finance and Chief Accounting Officer

Thomas M. Degnan	Vice President – Finance and Corporate Treasurer

Richard R. Dykhouse	Vice President, Associate General Counsel and Corporate Secretary

Paul J. Rutterer	Assistant Secretary

EXHIBIT B

Member

CC VII Fiberlink, LLC